Exhibit 99.1

For Immediate Release

Allergan Completes Acquisition of Oculex Pharmaceuticals, Inc.

Allergan’s Investigational Posurdex® Technology Demonstrates Improvement
In Patients With Macular Edema (swelling of the retina) in Phase 2 Clinical
Trial According to Data Presented at American Academy of Ophthalmology

(IRVINE, California, November 20, 2003) — Allergan (NYSE: AGN) announced today that it has completed its acquisition of Oculex Pharmaceuticals, Inc., a leader in developing treatments for sight-threatening diseases of the eye.

On November 7, 2003, the United States Federal Trade Commission notified Allergan that it had granted early termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the acquisition. The acquisition was approved by Oculex’s shareholders on November 17, 2003.

Allergan paid approximately $230 million for the Oculex business in an all cash transaction pursuant to a definitive merger agreement announced on October 14, 2003. It is estimated that as much as 75 percent to 90 percent of the purchase price will be expensed by Allergan as in-process research and development in the fourth quarter of 2003, with the balance being allocated to other tangible net assets, core technology and goodwill. An independent valuation is being performed by a major accounting firm to determine the final allocation of the purchase price.

Key to the transaction was the acquisition of Posurdex®, a bioerodable, extended release implant that Oculex was developing to deliver dexamethasone to the targeted disease site at the back of the eye. According to new preliminary clinical trial data presented at the American Academy of Ophthalmology, patients treated with the investigational Posurdex® technology showed significant improvement in signs and symptoms of macular edema (swelling of the retina) compared with patients who did not receive the treatment.

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The Phase 2 study, which precedes the formal phase 3 trials, followed 306 patients who were diagnosed with macular edema associated with four conditions: diabetes, retinal vein occlusions, uveitis, and post-cataract surgery. The safety and efficacy of the Posurdex® delivery system was tested in this controlled Phase 2, prospective, randomized multicenter study in which patients were randomly assigned to one of three treatment arms: a single Posurdex® implant containing a 350 µg dose of dexamethasone, a single Posurdex® implant containing 700 µg of dexamethasone, or observation without drug therapy.

Posurdex® Phase 2 Study Results

	350 µg	700 µg	Observation	P value
	(n = 100)	(n = 101)	(n = 105)	(700 µg)

> 2 line improvement
Day 90	26.1%	36.7%	19.0%	0.005
Day 180	27.2%	35.7%	19.0%	0.008

> 3 line improvement
Day 90	13.0%	16.3%	9.0%	0.115
Day 180	13.0%	19.4%	8.0%	0.020

“We are pleased and encouraged about the initial six-month data from the Phase 2 study of Posurdex®, showing that the 700 µg implant resulted in a significant increase in the percentage of patients achieving an equal to or greater than three-line improvement in visual acuity,” said Scott Whitcup, M.D. Allergan’s Vice President and Head of the Ophthalmology Therapeutic Area.

“We are now looking forward to beginning Phase 3 trials of Posurdex® to further test it as a potential new treatment for this sight-threatening condition that affects more than 2.5 million people worldwide,” Dr. Whitcup said.

Posurdex® is a proprietary, bioerodable extended release implant that delivers dexamethasone to the targeted disease site at the back of the eye. Allergan currently intends to initiate Phase 3 clinical trials for Posurdex®, for the treatment of macular edema, in early 2004. The Phase 3 clinical trials will focus on macular edema associated with diabetes and other conditions. If these Phase 3 clinical trials are successful, Allergan anticipates potential FDA approval for Posurdex® in the late 2006 or 2007 timeframe.

Macular edema is a sight-threatening condition that results from the swelling of the central retina, or macula, and is associated with diseases such as diabetic retinopathy, retinal vein occlusion and uveitis. Macular edema is a major cause of visual disabilities and blindness among individuals with diabetes. Allergan estimates that macular edema affects more than 750,000 people in the United States, and over 2.5 million people worldwide. A significant share of these patients have persistent macular edema that has failed to respond to the current standard of care. Allergan currently believes the annual market potential for this indication could be over $500 million.

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Forward-Looking Statements

This press release contains “forward-looking statements”, including statements regarding research and development outcomes, purchase price allocation, the timing and structure of clinical trials, market and product potential, as well as possible FDA approval timelines. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Allergan’s expectations and projections. Risks and uncertainties include, among other things, general industry and pharmaceutical market conditions; risks inherent in the research and development process; general domestic and international economic conditions; the uncertainty of the regulatory approval process; technological advances and patents attained by competitors; challenges relating to product marketing and launching new products; and domestic and foreign health care reforms. Additional information concerning these and other risk factors can be found in press releases issued by Allergan as well as Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting Allergan and its Businesses” in Allergan’s 2002 Form 10-K and Allergan’s Form 10-Q for the quarter ended September 26, 2003. Copies of Allergan’s press releases and additional information about Allergan is available on the World Wide Web at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 714-246-4636.

About Allergan, Inc.

Allergan, Inc., with headquarters in Irvine, California, is a technology-driven, global health care company providing eye care and specialty pharmaceutical products worldwide. Allergan develops and commercializes products in the eye care, neuromodulator and skin care markets that deliver value to our customers, satisfy unmet medical needs, and improve patients’ lives.

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Contacts:
Allergan, Inc.
Jim Hindman (714) 246-4636 (investors)
Joann Bradley (714) 246-4766 (investors)
Patrick O’Brien (714) 246-4514 (investors)
Jeff Richardson (714) 246-5324 (media)